Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President & Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moody’s, Dow
Jones, Investor Relations Service

January 25, 2007	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES REPORTS 9.7% INCREASE IN 4TH QUARTER EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reported net income for the three months ended December 31, 2006 of $6.4 million, up $569 thousand, or 9.7%, from $5.9 million for the three months ended December 31, 2005. Earnings per share, on a diluted basis, for the three months ended December 31, 2006 increased $.04, or 9.1%, to $.48 from $.44 for the same period in 2005. Return on average equity for the three months ended December 31, 2006 was 13.00%, and return on average assets was 1.22%, compared to 13.18% and 1.29%, respectively, for the same period in 2005.

For the three months ended December 31, 2006 compared to the three months ended September 30, 2006 (“a linked quarter basis”) net income declined by $85 thousand, or 1.3%, from $6.5 million to $6.4 million, which also represented a decrease in earnings per share, on a diluted basis, of $.01, or 2.0%.

For the year ended December 31, 2006 compared to the year ended December 31, 2005, net income increased $1.2 million, or 4.7%, from $24.8 million to $26.0 million, which represented an increase in earnings per share, on a diluted basis, of $.07, or 3.7%, from $1.87 to $1.94. Return on average equity for the year ended December 31, 2006 was 13.64% and return on average assets was 1.30%, compared to 14.49% and 1.43%, respectively, for the same period in 2005.

The acquisition of Prosperity Bank & Trust Company (“Prosperity”) and their related operating results have been reflected in the financial statements since April 1, 2006. Prosperity’s net income included in the Company’s financial statements amounted to $384 thousand and $1.1 million for the three months ended December 31, 2006 and since acquisition, respectively. In addition, the Company incurred other expenses relating to the acquisition of Prosperity including interest expense in connection with the issuance of a Trust Preferred Capital Note and merger related costs. The interest expense incurred for the three and twelve months ended December 31, 2006 was $624 thousand and $1.8 million before taxes, respectively. Merger related costs for the three and twelve months ended December 31, 2006 were $93 thousand and $263 thousand before taxes, respectively.

As a supplement to accounting principles generally accepted in the United States (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance.

Earnings per share, on a cash basis, for the three months ended December 31, 2006 was $.50 compared to $.46 for the same period in 2005 and $.51 for the three months ended September 30, 2006. Additionally, cash basis return on average tangible equity for the three months ended December 31, 2006 was 19.95% compared to 17.61% for the same period in 2005 and 21.11% for the three months ended September 30, 2006. Year over year earnings per share, on a cash basis, were $2.03 and $1.93 for 2006 and 2005, respectively. Year over year cash basis return on average tangible equity was 20.31% and 19.57% for 2006 and 2005, respectively.

“It is a pleasure to report quarterly earnings results of $.48 per share which represents a 9.7% increase over the same quarter last year and annual earnings results of $1.94 per share which represents a 3.7% increase over the prior year,” said G. William Beale, Union Bankshares Corporation’s President and Chief Executive Officer. “During 2006 we have increased earnings in a challenging environment while continuing to position the Company for future growth by opening additional branches and completing the purchase and data conversion of Prosperity Bank & Trust Company. We are pleased to operate in strong and growing markets and will continue to expand our presence in those markets”.

“Our Company and the banking industry are facing current and future prospects of softening loan demand accompanied by an inverted yield curve. Mortgage operations have been hampered by decreased demand for residential housing in our core markets. These conditions have been and will continue to affect operating results. We continue to see evidence of high credit quality within our loan portfolio. As we enter 2007, we are looking at all opportunities to profitably grow the Company”.

SEGMENT INFORMATION

Community Bank Segment

For the three months ended December 31, 2006 compared to the same period in 2005, net income for the community banking segment increased $660 thousand, or 11.3%, from $5.9 million to $6.5 million. Net interest income increased $940 thousand, or 5.2%, mainly due to the growth of interest-earning assets. Noninterest income increased $1.7 million, or 53.4%, principally driven by increases in commissions and fees, additional gains on sales of securities (note: these securities were called away by the issuer), income from investments in both a small business investment company (“SBIC”) and bank owned life insurance (“BOLI”) including proceeds from an insurance claim. Noninterest expenses increased $2.0 million, or 15.8%, mainly driven by increases in salaries and benefits, the Company’s continued execution of its growth strategy, all of which required increases in costs such as communication, amortization of core deposit premiums, data processing, professional fees and merger related expenses. These increases were partially offset by lower fraud losses and reduced marketing expenses from those recorded during the fourth quarter of 2005.

On a linked quarter basis, net income for the community bank segment remained flat at $6.5 million, increasing $49 thousand, or 0.8%. This was mainly driven by an increase in noninterest income of $611 thousand and a decrease in the provision for loan losses of $331 thousand, offset by margin compression of $778 thousand and an increase in income tax expense of $133 thousand. Noninterest expense remained relatively flat with an $18 thousand decrease.

For the year ended December 31, 2006 compared to the same period in 2005, net income for the community banking segment increased $2.2 million, or 9.1%, from $23.7 million to $25.9 million. Net interest income increased an additional $8.0 million, or 11.7%, mainly driven by increases in asset yields resulting from rising interest rates and loan growth. The interest rate spread compressed 20 basis points due to increases in high interest-bearing liability products and borrowings (e.g. certificates of deposit greater than $100 thousand and FHLB advances), partially offsetting the increase in net interest income. The provision for loan losses increased $278 thousand over the same period, principally driven by loan growth. Noninterest income increased $4.5 million, or 35.4%, principally due to increases in commissions and fees, more gains on the sale of real estate and securities, and income from both SBIC and BOLI. Noninterest expense increased $10.1 million, or 21.8%, mainly driven by increases in salaries and benefits, the Company’s continued execution of its growth strategy, all of which required increases in costs such as communication, amortization of core deposit premiums, data processing, professional fees, and marketing and merger related expenses. These increases were partially offset by lower fraud losses and reduced marketing expenses from those recorded during the fourth quarter of 2005.

Mortgage Segment

For the three months ended December 31, 2006, the mortgage segment reported a net loss of $83 thousand decreasing $90 thousand from net income of $7 thousand in the same period in 2005. Net interest income fell $124 thousand, or 91.2%, due to increasingly narrow interest margins. Loan originations decreased $7.3 million, or 6.4%, from $115.0 million to $107.7 million due largely to softening markets.

On a linked quarter basis, the mortgage segment reported a net loss of $83 thousand decreasing $134 thousand from net income of $51 thousand. Loan originations decreased $11.0 million, or 9.2%, from $118.6 million to $107.7 million, which in turn decreased revenue from the sale of loans by $283 thousand, or 10.2%, and was partially offset by lower commissions paid of $146 thousand.

For the year ended December 31, 2006 compared to the same period in 2005, net income for the mortgage segment decreased $992 thousand, or 87.8%, from $1.1 million to $138 thousand. Net interest income decreased $672 thousand, or 74.9%, from $897 thousand to $225 thousand as interest margins tightened. Loan originations decreased $72.1 million, or 12.9%, from $556.8 million to $484.7 million, which in turn decreased revenue for the sale of loans by $1.7 million, or 13.1%, and was partially offset by lower commissions paid of $1.1 million. During this period, interest rates were markedly higher than in prior periods, thereby delaying buyers from entering the housing market. Though interest rates returned to previously low levels by the end of the fourth quarter, any resulting gains in originations are expected to be realized in subsequent periods. In addition, housing inventory in the Company’s primary markets increased significantly from the prior period as property appreciation decelerated, leading to increased consumer uncertainty and fewer origination opportunities.

INCOME STATEMENT

Net Interest Income

For the three months ended December 31, 2006 compared to the same period in 2005, the net interest margin, on a tax-equivalent basis (“TEQ”), decreased 32 basis points, or 7.2%, from 4.47% to 4.15%. The net interest income (TEQ) increased $1.0 million, or 5.4%, driven largely by the growth in earning assets. Average interest-earning assets increased $223.9 million, or 13.5%, mainly driven by (i) the acquired Prosperity interest-earning assets of $110.1 million, which included loans of $76.5 million and securities of $33.6 million, and (ii) organic loan growth, principally within the commercial real estate and construction loan portfolios. Average interest-bearing liabilities increased $236.2 million, or 17.5%, with growth concentrated within certificates of deposit and other borrowings, coupled with the acquired Prosperity interest-bearing liabilities of $63.4 million. The yields on average interest-earning assets and the costs on average interest-bearing liabilities increased 67 and 108 basis points to 7.40% and 3.86%, respectively, compressing the interest rate spread 41 basis points to 3.54%. The interest rate spread compression together with average interest-bearing liabilities growing at a faster pace than average interest-earning assets are contributing factors associated with the decline in the net interest margin.

On a linked quarter basis, the net interest margin (TEQ) decreased 17 basis points, or 3.9%, from 4.32% to 4.15%. Net interest income (TEQ) decreased $446 thousand, or 2.3%, mainly driven by interest rate spread compression, which decreased 19 basis points from 3.73% to 3.54%. Average interest-bearing liabilities growth outpaced average interest-earning assets growth, albeit only slightly, $31.3 and $31.0 million, respectively. During the third quarter of 2006, the Company collected a settlement payment of $350 thousand of foregone interest related to a previously charged-off loan which has been excluded from the net interest margin calculation.

For the year ended December 31, 2006 compared to the same period in 2005, the net interest margin (TEQ) compressed 9 basis points from 4.46% to 4.37%. Net interest income (TEQ) increased $7.5 million, or 10.5%, from $71.4 million to $79.0 million. Average interest-earning assets grew $205.4 million, or 12.8%, ($110.1 million from the Prosperity acquisition), while average interest-bearing and noninterest-bearing liabilities grew $203.1 million, or 15.6%, ($63.7 million from the Prosperity acquisition) and $38.5 million, or 15.7%, respectively. Furthermore, the yields on average interest-earning assets and the costs on average interest-bearing liabilities increased 75 and 95 basis points, to 7.28% and 3.47%, respectively. The interest rate spread compression together with average interest-bearing liabilities growing at a faster pace than average interest-earning assets are contributing factors associated with the decline in the net interest margin. For the years ended December 31, 2006 and 2005 the Company collected $464 thousand and $311 thousand of foregone interest, respectively, which has been excluded from the net interest margin calculation.

Management carefully analyzes its local markets and the potential impact economic indicators (i.e. interest rates) present. The recent Federal Funds tightening cycle increased rates a quarter percentage point seventeen consecutive times beginning in June 2004. Economic indicators show signs of a slowing economy, particularly in the residential housing market where inventory levels remain high and demand has waned. During much of this period of rising interest rates, the Company’s net interest margin benefited from the delay between increases in asset yields and the lagging increases in funding costs on its deposit products. As customers have shifted out of lower cost deposit transaction accounts to higher rate CD products, the Company’s funding costs have risen, negatively impacting the margin. With long-term rates virtually the same (or lower) than short-term rates, the current interest rate environment will continue to put pressure on the interest margin throughout the industry. Management anticipates continued declines in the Company’s net interest margin (albeit at a slower pace than recent declines) until the yield curve assumes its more normal shape with short-term rates lower than long-term rates.

Provision for Loan Losses / Asset Quality

For the three months ended December 31, 2006 compared to the same period in 2005, provision for loan losses decreased $121 thousand from $275 thousand to $154 thousand. On a linked quarter basis, the provision for loan losses decreased $331 thousand from $485 thousand to $154 thousand, primarily driven by improved asset quality and flat loan growth. For the year ended December 31, 2006 compared to the same period in 2005, provision for loan losses increased

$278 thousand from $1.2 million to $1.5 million ($20 thousand resulted from the Prosperity acquisition). Gross loans grew $187.2 million, or 13.7% and compares to the allowance for loan loss growth rate of 11.9% when compared to December 31, 2005.

Net charge-offs were $97 thousand and $203 thousand for the three and twelve months ended December 31, 2006 compared to net charge-offs of $81 thousand and $440 thousand, respectively, in the same periods for 2005. For the three months ended September 30, 2006, net charge-offs were $56 thousand.

The Company’s asset quality remains good. Management maintains a list of loans that have potential weaknesses that may need special attention. This list is used to monitor such loans and is used in the determination of the adequacy of the Company’s allowance for loan losses. At December 31, 2006, nonperforming assets totaled $10.9 million, including a single credit relationship totaling $10.6 million in loans. The loans to this relationship are secured by real estate (two assisted living facilities and other real estate). Based on the information currently available, management has allocated $1.3 million in specific reserves to this relationship. The Company entered into a workout agreement with the borrower in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. The Company continues to have constructive dialogue with the borrower towards resolution of the affiliated loans; however, bankruptcy filings in 2005 by some affiliates of the borrower delayed the accomplishment of targeted actions. The Company continues to anticipate that this workout will ultimately result in a reduction of the Company’s overall exposure to the borrower. During the first quarter of 2006, a comprehensive Loan Modification Agreement was signed and the Company believes it has improved its overall collateral position. The Company remains cautious, however, and has not yet reduced allocated reserves due to uncertainties about the borrower’s ability to meet agreed upon progress targets.

Noninterest Income

For the three months ended December 31, 2006 compared to the same period in 2005, noninterest income increased $1.5 million, or 25.4% from $5.9 million to $7.3 million. This increase is principally driven by increases in commissions and fees (brokerage commissions, ATM charges, and debit card income) of $705 thousand, insurance proceeds of $328 thousand, SBIC income of $150 thousand, and BOLI income of $138 thousand as well as additional gains from sales of securities of $400 thousand, offset partially by reduced gains on loan sales within the mortgage segment of $193 thousand. Prosperity’s noninterest income was $123 thousand for the three months ended December 31, 2006.

On a linked quarter basis, noninterest income increased $325 thousand, or 4.6% from $7.0 million to $7.3 million. This increase was principally driven by increases in commissions of $311 thousand, insurance proceeds of $328 thousand and additional gains on sales of securities of $123 thousand, offset to a lesser extent by reduced gains on loan sales within the mortgage segment of $283 thousand.

For the year ended December 31, 2006 compared to the same period in 2005, noninterest income increased $2.7 million, or 10.7%, from $25.5 million to $28.2 million. This increase was driven by increases in other service charges and commissions and fees (brokerage commissions, ATM charges, and debit card income) of $2.0 million, BOLI income of $507 thousand, insurance proceeds of $328 thousand and SBIC income of $150 thousand, coupled with increased gains on sales of real estate and securities of $837 thousand and $662 thousand, respectively. These increases were partially offset by reduced gains on loan sales within the mortgage segment of $1.7 million. Prosperity noninterest income was $396 thousand since acquisition and for the year ended December 31, 2006.

Noninterest Expense

For the three months ended December 31, 2006 compared to the same period in 2005, noninterest expenses increased $1.8 million, or 11.6%, from $15.5 million to $17.3 million. Salaries and benefits increased $734 thousand or 8.5%, principally related to additional employees, both new and acquired, offset by lower mortgage commissions paid. Other operating expenses increased $711 thousand, or 15.1%. These costs were primarily related to increases in communication costs, amortization of core deposit premiums, electronic data system enhancements and professional fees, coupled with operating costs from Prosperity. These increases were partially offset by lower incurred losses related to fraud and marketing expenses recorded during the fourth quarter of 2005. Prosperity’s noninterest expenses were $991 thousand for the three months ended December 31, 2006.

On a linked quarter basis, noninterest expenses remained relatively flat decreasing $144 thousand, or 0.8%, from $17.4 million to $17.3 million. Salaries and benefits decreased $258 thousand, or 2.7%, mainly due to lower mortgage commissions paid. Other operating expenses, occupancy expenses and furniture and equipment expenses increased $114 thousand in aggregate.

For the year ended December 31, 2006 compared to the same period in 2005, noninterest expenses increased $9.3 million, or 15.9%, from $58.3 million to $67.6 million. Salaries and benefits increased $4.1million, or 12.2%, principally driven by additional employees, both new and acquired, normal compensation adjustments, profit sharing, and equity compensation expenses, offset to a lesser extent by lower mortgage commissions paid and reduced incentive compensation expenses. Other operating expenses increased $3.8 million, or 22.7%, principally driven by increases in communication costs, data processing fees, professional fees, marketing expenses, ATM processing fees, amortization of core deposit premiums and merger related costs. These increases were partially offset by lower incurred losses related to fraud recorded during the fourth quarter of 2005. Additionally, occupancy expenses increased $858 thousand, while furniture and equipment expenses increased $576 thousand, mainly due to the expansion of the Company’s footprint. Prosperity’s noninterest expenses were $3.2 million since acquisition and for the year ended December 31, 2006.

BALANCE SHEET

Assets

As of December 31, 2006, total assets were $2.1 billion compared to $1.8 billion as of December 31, 2005. Total assets acquired in connection with Prosperity were $128.2 million. Securities available for sale increased $36.8 million, or 15.0%, to $282.8 million from December 31, 2005. Gross loans increased $187.2 million, or 13.7% to $1.5 billion from December 31, 2005. Loan growth was concentrated in the commercial real estate and construction portfolios and included $76.5 million (primarily commercial real estate) acquired from Prosperity.

Liabilities

As of December 31, 2006, total liabilities were $1.9 billion compared to $1.6 billion as of December 31, 2005. Total liabilities acquired in connection with Prosperity were $117.1 million. As of December 31, 2006, total deposits were $1.7 billion compared to $1.5 billion as of December 31, 2005. This growth was principally attributed to Prosperity, competitive pricing and increased interest rates, which resulted in both increases and composition swings from money markets accounts to certificates of deposit greater than $100 thousand. Total borrowings increased by $38.2 million, or 22.0%, to $211.9 million from December 31, 2005. This increase was mainly associated with the issuance of a $37.1 million Trust Preferred Capital Note in connection with the Prosperity acquisition.

Stockholders’ Equity

As of December 31, 2006, the Company’s equity to asset ratio was 9.53% compared to 9.82% as of December 31, 2005. This decline was triggered by the Prosperity acquisition, which increased total assets, in particular, loans, securities, goodwill and intangible assets, at a faster pace than equity. Unrealized gains on securities (accumulated other comprehensive income) decreased by $321 thousand, or 17.8%, from $1.8 million to $1.5 million when compared to the December 31, 2005 position.

* * * * * *

INFORMATIONAL

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust Company (33 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank (2 locations in Washington and Front Royal), Bay Community Bank (formerly Bank of Williamsburg) (4 locations in Williamsburg, Newport News and Grafton) and Prosperity Bank & Trust Company (3 locations in the Northern Virginia/Washington D.C. metro area). Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services (5 offices) and Union Mortgage Group, Inc. provides a full line of mortgage products (9 offices). Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

In March 2006, the Company changed the names of Bank of Williamsburg to Bay Community Bank and Mortgage Capital Investors, Inc. to Union Mortgage Group, Inc. While the employees, management teams and excellent service remain the same, the name changes more accurately reflect the affiliations with the Company and no longer geographically restrict Bay Community Bank to the Williamsburg region, thereby allowing for additional expansion. This was demonstrated by the opening of a Bay Community Bank branch located in Grafton, Virginia on March 6, 2006.

On April 3, 2006, the Company announced it had completed the acquisition of Prosperity Bank & Trust Company, effective April 1, 2006, in a transaction valued at approximately $36 million. Prosperity, with $128.2 million in assets, operates three offices in Springfield, Virginia, located in affluent Fairfax County, a suburb of Washington, D. C. Prosperity will operate as an independent bank subsidiary of Union Bankshares Corporation.

During the second quarter of 2006, the Company hit a milestone – total assets exceeding $2.0 billion. The Company was formed on July 12, 1993 as a result of a merger with Northern Neck Bankshares Corporation and Union Bancorp, Inc. As of December 31, 1993 the Company

reported $377.8 million in assets and as of June 30, 2006 the Company had $2.1 billion in assets, which equates to a compounded growth rate of approximately 14.0% per year.

On July 7, 2006, the Company was proud to announce its inclusion in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. “Union Bankshares Corporation is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market,” said Bruce Aust, Executive Vice President, Corporate Client Group. “NASDAQ is focused on leading a race to the top in terms of listing qualifications. In recognizing these companies, we are highlighting their achievement in meeting the requirements to be included in the market with the highest listing standards in the world,” added Mr. Aust.

On September 7, 2006, the Company announced a three-for-two stock split to shareholders of record as of the close of business on October 2, 2006. Shares resulting from the split were distributed by the Company’s transfer agent beginning on October 13, 2006. Fractional shares were settled in cash based on the closing price of the Company’s shares reported by the NASDAQ National Market System as of October 13, 2006. G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation, stated, “We anticipate this split will make our shares more accessible to retail investors and improve the liquidity of our stock.” Following the stock split, the number of outstanding shares increased to approximately 13.3 million shares. The Company’s last stock split, a two-for-one split, was in May 1998.

In December of 2006, the Company hit, yet again, another milestone – total branches exceeding 50. The Company opened two new branches – a Union Bank & Trust Company branch located at Twin Hickory in western Henrico County and a Rappahannock National Bank branch in Front Royal. Additionally, the Company completed the relocation of its Ladysmith Branch in Caroline County to a new facility directly behind the former branch location.

Furthermore, the Company is in the process of constructing a new 70,000 square foot operations center in Caroline County, Virginia at a cost of approximately $13 million. The facility is located near the intersection of Interstate 95 and Route 1 approximately twelve miles west of the current operations facility in Bowling Green, Virginia. The new facility will accommodate the Company’s anticipated growth and provide improved access to the Greater Richmond and Fredericksburg workforces. Management anticipates that the current facility in Bowling Green will be sold or leased.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ National Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; the Company’s ability to achieve acquisition cost savings/synergies; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Twelve Months Ended
	12/31/06	12/31/05	09/30/06	12/31/06	12/31/05
Results of Operations
Interest and dividend income	$34,350	$27,560	$34,169	$129,156	$102,317
Interest expense	15,417	9,443	14,404	52,441	32,967

Net interest income	18,933	18,117	19,765	76,715	69,350
Provision for loan losses	154	275	485	1,450	1,172

Net interest income after provision for loan losses	18,779	17,842	19,280	75,265	68,178
Noninterest income	7,344	5,858	7,019	28,245	25,510
Noninterest expenses	17,297	15,495	17,441	67,567	58,275

Income before income taxes	8,826	8,205	8,858	35,943	35,413
Income tax expense	2,383	2,331	2,330	9,951	10,591

Net income	$6,443	$5,874	$6,528	$25,992	$24,822

Interest earned on loans (FTE)	$30,122	$24,304	$29,601	$113,343	$90,456
Interest earned on securities (FTE)	4,303	3,493	4,344	16,429	13,468
Interest earned on earning assets (FTE)	35,073	28,099	34,526	131,399	104,405
Net interest income (FTE)	19,656	18,656	20,122	78,958	71,438
Interest expense on certificates of deposit	10,138	6,193	9,078	33,813	21,032
Interest expense on interest-bearing deposits	11,693	7,621	10,502	39,730	25,908
Core deposit intangible amortization	457	305	457	1,677	1,218
Net income - community bank segment	$6,526	$5,866	$6,477	$25,854	$23,692
Net income - mortgage segment	(83)	7	51	138	1,130
Key Performance Ratios
Return on average assets (ROA)	1.22%	1.29%	1.26%	1.30%	1.43%
Return on average equity (ROE)	13.00%	13.18%	13.54%	13.64%	14.49%
Efficiency ratio	65.83%	64.63%	65.12%	64.37%	61.43%
Efficiency ratio - community bank segment	61.73%	59.96%	61.38%	60.36%	57.23%
Net interest margin (FTE)	4.15%	4.47%	4.32%	4.37%	4.46%
Yields on earning assets (FTE)	7.40%	6.73%	7.41%	7.28%	6.53%
Cost of interest-bearing liabilities (FTE)	3.86%	2.78%	3.68%	3.47%	2.52%
Noninterest expense less noninterest income / average assets	1.89%	2.14%	2.01%	1.97%	1.89%
Per Share Data
Earnings per share, basic	$0.49	$0.45	$0.49	$1.97	$1.89
Earnings per share, diluted	0.48	0.44	0.49	1.94	1.87
Cash basis earnings per share, diluted	0.50	0.46	0.51	2.03	1.93
Cash dividends paid	0.17	0.27	0.16	0.63	0.52
Market value per share	30.59	28.73	29.55	30.59	28.73
Book value per share	14.99	13.59	14.62	14.99	13.59
Tangible book value per share	10.30	10.57	9.89	10.30	10.57
Price to earnings ratio, diluted	16.06	15.34	15.20	15.77	15.34
Price to book value ratio	2.04	2.11	2.02	2.04	2.11
Weighted average shares outstanding, basic	13,266,699	13,172,918	13,245,484	13,233,101	13,142,999
Weighted average shares outstanding, diluted	13,397,264	13,325,993	13,367,030	13,361,773	13,275,074
Shares outstanding at end of period	13,303,520	13,195,988	13,273,964	13,303,520	13,195,988
Financial Condition
Assets	$2,092,891	$1,824,958	$2,077,210	$2,092,891	$1,824,958
Loans, net of unearned income	1,549,445	1,362,254	1,547,788	1,549,445	1,362,254
Earning Assets	1,872,732	1,658,146	1,870,681	1,872,732	1,658,146
Goodwill	50,049	31,297	50,049	50,049	31,297
Core deposit intangibles, net	12,341	8,504	12,798	12,341	8,504
Deposits	1,665,908	1,456,515	1,629,621	1,665,908	1,456,515
Stockholders’ equity	199,416	179,358	194,071	199,416	179,358
Tangible equity	137,026	139,557	131,224	137,026	139,557

Note: prior periods per share data have been restated to reflect the three-for-two stock split during the 4th quarter of 2006.

	Three Months Ended			Twelve Months Ended
	12/31/06	12/31/05	09/30/06	12/31/06	12/31/05
Averages
Assets	$2,088,244	$1,802,400	$2,053,601	$1,998,068	$1,738,005
Loans, net of unearned income	1,554,662	1,354,787	1,519,694	1,489,794	1,315,695
Loans held for sale	21,738	33,760	25,531	25,129	38,975
Securities	289,341	236,984	291,317	277,868	229,890
Earning assets	1,880,341	1,656,411	1,849,353	1,805,481	1,600,039
Deposits	1,652,901	1,441,394	1,596,896	1,572,802	1,376,481
Certificates of deposit	869,444	676,138	815,660	792,953	624,943
Interest-bearing deposits	1,360,544	1,181,812	1,300,181	1,288,708	1,130,894
Borrowings	222,441	164,987	251,470	220,632	175,309
Interest-bearing liabilities	1,582,985	1,346,799	1,551,651	1,509,340	1,306,203
Stockholders’ equity	196,623	176,789	191,328	190,560	171,221
Tangible equity	134,006	136,834	128,295	133,337	130,882
Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$19,091	$16,922	$18,662	$17,116	$16,384
Add: Allowance from acquired banks	—	—	—	785	—
Add: Recoveries	72	81	94	419	400
Less: Charge-offs	169	162	150	622	840
Add: Provision for loan losses	154	275	485	1,450	1,172

Ending balance of allowance for loan losses	$19,148	$17,116	$19,091	$19,148	$17,116

Allowance for loan losses / total outstanding loans	1.24%	1.26%	1.23%	1.24%	1.26%
Nonperforming Assets
Nonaccrual loans	$10,873	$11,255	$11,199	$10,873	$11,255
Other real estate and foreclosed properties	—	—	—	—	—

Total nonperforming assets	10,873	11,255	11,199	10,873	11,255
Loans > 90 days and still accruing	208	150	670	208	150

Total nonperforming assets and loans > 90 days and still accruing	$11,081	$11,405	$11,869	$11,081	$11,405

Nonperforming assets / total outstanding loans	0.70%	0.83%	0.72%	0.70%	0.83%
Nonperforming assets / allowance for loan losses	56.78%	65.76%	58.66%	56.78%	65.76%
Other Data
Mortgage loan originations	$107,672	$114,996	$118,630	$484,696	$556,774
% of originations that are refinances	42.83%	37.65%	35.87%	36.20%	32.24%
End of period full-time employees	646	589	632	646	589
Number of full-service branches	51	45	49	51	45
Number of community banks (subsidiaries)	5	4	5	5	4
Number of full automatic transaction machines (ATM’s)	134	128	132	134	128
Alternative Performance Measures (1)
Net income	$6,443	$5,874	$6,528	$25,992	$24,822
Plus: Core deposit intangible amortization, net of tax	297	198	297	1,090	792

Cash basis operating earnings	$6,740	$6,072	$6,825	$27,082	$25,614

Average assets	$2,088,244	$1,802,400	$2,053,601	$1,998,068	$1,738,005
Less: Average goodwill	50,049	31,297	50,026	45,360	31,227
Less: Average core deposit intangibles	12,568	8,658	13,007	11,863	9,112

Average tangible assets	$2,025,627	$1,762,445	$1,990,568	$1,940,845	$1,697,666

Average equity	$196,623	$176,789	$191,328	$190,560	$171,221
Less: Average goodwill	50,049	31,297	50,026	45,360	31,227
Less: Average core deposit intangibles	12,568	8,658	13,007	11,863	9,112

Average tangible equity	$134,006	$136,834	$128,295	$133,337	$130,882

Cash basis earnings per share, diluted	$0.50	$0.46	$0.51	$2.03	$1.93
Cash basis return on average tangible assets	1.32%	1.37%	1.36%	1.40%	1.51%
Cash basis return on average tangible equity	19.95%	17.61%	21.11%	20.31%	19.57%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	December 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$55,511	$47,731
Interest-bearing deposits in other banks	950	578
Money market investments	322	94
Other interest-bearing deposits	2,598	2,598
Federal funds sold	16,509	18,537

Total cash and cash equivalents	75,890	69,538

Securities available for sale, at fair value	282,824	246,017

Loans held for sale	20,084	28,068

Loans, net of unearned income	1,549,445	1,362,254
Less allowance for loan losses	19,148	17,116

Net loans	1,530,297	1,345,138

Bank premises and equipment, net	63,461	45,332
Core deposit intangibles, net	12,341	8,504
Goodwill	50,049	31,297
Other assets	57,945	51,064

Total assets	$2,092,891	$1,824,958

LIABILITIES
Noninterest-bearing demand deposits	$292,262	$258,085
Interest-bearing deposits:
NOW accounts	212,328	197,888
Money market accounts	165,202	178,346
Savings accounts	107,163	117,046
Time deposits of $100,000 and over	442,953	333,709
Other time deposits	446,000	371,441

Total interest-bearing deposits	1,373,646	1,198,430

Total deposits	1,665,908	1,456,515

Securities sold under agreements to repurchase	62,696	60,828
Other short-term borrowings	—	42,600
Trust preferred capital notes	60,310	23,196
Long-term borrowings	88,850	47,000
Other liabilities	15,711	15,461

Total liabilities	1,893,475	1,645,600

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,303,520 shares at December 31, 2006, 13,195,987 shares at December 31, 2005, and 13,195,987 shares at December 31, 2005	17,738	17,595
Surplus	38,025	35,426
Retained earnings	142,168	124,531
Accumulated other comprehensive income	1,485	1,806

Total stockholders’ equity	199,416	179,358

Total liabilities and stockholders’ equity	$2,092,891	$1,824,958

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Interest and dividend income:
Interest and fees on loans	$30,015	$24,261	$113,392	$90,355
Interest on Federal funds sold	600	270	1,438	349
Interest on deposits in other banks	13	6	57	49
Interest on money market investments	—	1	3	2
Interest on other interest-bearing deposits	35	25	129	81
Interest and dividends on securities:
Taxable	2,546	2,079	9,883	7,791
Nontaxable	1,141	918	4,254	3,690

Total interest and dividend income	34,350	27,560	129,156	102,317

Interest expense:
Interest on deposits	11,693	7,620	39,729	25,908
Interest on Federal funds purchased	509	—	1,256	171
Interest on short-term borrowings	835	724	4,168	1,842
Interest on long-term borrowings	2,380	1,099	7,288	5,046

Total interest expense	15,417	9,443	52,441	32,967

Net interest income	18,933	18,117	76,715	69,350
Provision for loan losses	154	275	1,450	1,172

Net interest income after provision for loan losses	18,779	17,842	75,265	68,178

Noninterest income:
Service charges on deposit accounts	1,885	1,720	7,186	6,790
Other service charges, commissions and fees	1,838	1,133	6,009	4,360
Gains on securities transactions, net	402	3	688	26
Gains on sales of loans	2,521	2,714	11,277	12,973
Gains (losses) on sales of other real estate	(2)	(5)	870	33
Other operating income	700	293	2,215	1,328

Total noninterest income	7,344	5,858	28,245	25,510

Noninterest expenses:
Salaries and benefits	9,351	8,617	37,635	33,556
Occupancy expenses	1,346	1,096	5,006	4,148
Furniture and equipment expenses	1,167	1,060	4,503	3,927
Other operating expenses	5,433	4,722	20,423	16,644

Total noninterest expenses	17,297	15,495	67,567	58,275

Income before income taxes	8,826	8,205	35,943	35,413
Income tax expense	2,383	2,331	9,951	10,591

Net income	$6,443	$5,874	$25,992	$24,822

Earnings per share, basic	$0.49	$0.45	$1.97	$1.89

Earnings per share, diluted	$0.48	$0.44	$1.94	$1.87

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended December 31,
	2006			2005			2004
	Average Balance	Interest Income / Expense	Yield / Rate (4)	Average Balance	Interest Income / Expense	Yield / Rate (4)	Average Balance	Interest Income / Expense	Yield / Rate (4)
				(Dollars in thousands)
Assets:
Securities:
Taxable	$193,371	$2,546	5.23%	$161,831	$2,080	5.10%	$157,511	$1,970	4.98%
Tax-exempt	95,970	1,757	7.26%	75,153	1,413	7.46%	76,046	1,460	7.64%

Total securities	289,341	4,303	5.90%	236,984	3,493	5.85%	233,557	3,430	5.84%
Loans, net (2) (3)	1,554,662	29,837	7.61%	1,354,787	23,821	6.98%	1,253,812	19,298	6.12%
Loans held for sale	21,738	285	5.21%	33,760	483	5.68%	38,827	535	5.48%
Federal funds sold	10,826	600	5.33%	27,529	270	3.89%	497	1	0.80%
Money market investments	196	—	0.53%	52	1	3.77%	103	—	0.00%
Interest-bearing deposits in other banks	980	13	5.26%	701	6	3.43%	2,600	12	1.84%
Other interest-bearing deposits	2,598	35	5.27%	2,598	25	3.84%	2,598	12	1.84%

Total earning assets	1,880,341	35,073	7.40%	1,656,411	28,099	6.73%	1,531,994	23,288	6.05%

Allowance for loan losses	(19,168)			(17,028)			(16,273)
Total non-earning assets	227,071			163,017			145,494

Total assets	$2,088,244			$1,802,400			$1,661,215

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$209,178	318	0.60%	$199,621	189	0.38%	$194,485	134	0.27%
Money market savings	173,356	997	2.28%	187,683	968	2.05%	191,664	549	1.14%
Regular savings	108,566	240	0.88%	118,370	271	0.91%	118,898	205	0.69%
Certificates of deposit:
$100,000 and over	431,727	5,297	4.87%	304,616	2,998	3.90%	200,792	1,692	3.35%
Under $ 100,000	437,717	4,841	4.39%	371,522	3,195	3.41%	365,122	2,713	2.96%

Total interest-bearing deposits	1,360,544	11,693	3.41%	1,181,812	7,621	2.56%	1,070,961	5,293	1.97%
Other borrowings	222,441	3,724	6.26%	164,987	1,822	4.38%	184,957	1,691	3.64%

Total interest-bearing liabilities	1,582,985	15,417	3.86%	1,346,799	9,443	2.78%	1,255,918	6,984	2.21%

Noninterest-bearing liabilities:
Demand deposits	292,357			259,582			232,758
Other liabilities	16,279			19,230			11,992

Total liabilities	1,891,621			1,625,611			1,500,668
Stockholders’ equity	196,623			176,789			160,547

Total liabilities and stockholders’ equity	$2,088,244			$1,802,400			$1,661,215

Net interest income		$19,656			$18,656			$16,304

Interest rate spread (1)			3.54%			3.95%			3.84%
Interest expense as a percent of average earning assets			3.25%			2.26%			1.81%
Net interest margin			4.15%			4.47%			4.23%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(2)	Foregone interest on previously charged off credits of $0 thousand and $79 thousand has been excluded for 2006 and 2005, respectively.

(3)	Nonaccrual loans are included in average loans outstanding.

(4)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Years Ended December 31,
	2006			2005			2004
	Average Balance	Interest Income / Expense	Yield / Rate	Average Balance	Interest Income / Expense	Yield / Rate	Average Balance	Interest Income / Expense	Yield / Rate
				(Dollars in thousands)
Assets:
Securities:
Taxable	$188,461	$9,883	5.24%	$154,954	$7,791	5.03%	$159,709	$7,709	4.83%
Tax-exempt	89,407	6,546	7.32%	74,936	$5,677	7.58%	80,224	6,049	7.54%

Total securities	277,868	16,429	5.91%	229,890	$13,468	5.86%	239,933	13,758	5.73%
Loans, net (2) (3)	1,489,794	111,771	7.50%	1,315,695	$88,089	6.70%	1,104,942	67,114	6.07%
Loans held for sale	25,129	1,572	6.26%	38,975	$2,367	6.07%	34,326	1,917	5.58%
Federal funds sold	8,837	1,438	5.35%	11,143	$349	3.13%	8,090	102	1.26%
Money market investments	151	3	2.24%	73	$2	2.79%	101	1	0.99%
Interest-bearing deposits in other banks	1,104	57	5.13%	1,665	$49	2.92%	3,645	29	0.80%
Other interest-bearing deposits	2,598	129	4.96%	2,598	$81	3.13%	1,889	33	1.75%

Total earning assets	1,805,481	131,399	7.28%	1,600,039	$104,405	6.53%	1,392,926	82,954	5.96%

Allowance for loan losses	(18,468)			(16,687)			(14,167)
Total non-earning assets	211,055			154,653			126,098

Total assets	$1,998,068			$1,738,005			$1,504,857

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$204,023	911	0.45%	$198,969	$704	0.35%	$175,659	488	0.28%
Money market savings	175,163	3,945	2.25%	187,673	$3,174	1.69%	159,111	1,555	0.98%
Regular savings	116,569	1,061	0.91%	119,309	$998	0.84%	112,953	726	0.64%
Certificates of deposit:
$100,000 and over	387,023	17,603	4.55%	259,185	$9,427	3.64%	190,506	6,582	3.46%
Under $ 100,000	405,930	16,210	3.99%	365,758	$11,605	3.17%	352,589	10,678	3.03%

Total interest-bearing deposits	1,288,708	39,730	3.08%	1,130,894	$25,908	2.29%	990,818	20,029	2.02%
Other borrowings	220,632	12,711	5.85%	175,309	$7,059	4.03%	160,213	5,623	3.51%

Total interest-bearing liabilities	1,509,340	52,441	3.47%	1,306,203	$32,967	2.52%	1,151,031	25,652	2.23%

Noninterest-bearing liabilities:
Demand deposits	284,094			245,587			196,520
Other liabilities	14,074			14,994			10,140

Total liabilities	1,807,508			1,566,784			1,357,691
Stockholders’ equity	190,560			171,221			147,166

Total liabilities and stockholders’ equity	$1,998,068			$1,738,005			$1,504,857

Net interest income		$78,958			$71,438			$57,302

Interest rate spread (1)			3.81%			4.01%			3.73%
Interest expense as a percent of average earning assets			2.90%			2.06%			1.84%
Net interest margin			4.37%			4.46%			4.11%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(2)	Foregone interest on previously charged off credits of $464 thousand and $311 thousand has been excluded for 2006 and 2005, respectively.

(3)	Nonaccrual loans are included in average loans outstanding.